UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 25, 2007

MID-STATE BANCSHARES
(Exact Name of registrant as specified in its charter)

California	000-23925	77-0442667
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1026 East Grand Avenue, Arroyo Grande, CA		93420
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(805) 473-7700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications Pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.02 – Results of Operations and Financial Condition.

On January 25, 2007 Mid-State Bancshares reported diluted earnings of $0.38 per share for the fourth quarter of 2006 on net income of $8.7 million.  Results in the quarter continued to be impacted by increased non-interest expense compared to the prior year reflecting, primarily, increases in staffing for growth and compliance, benefit cost increases, adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payments,” and charges incurred related to the pending merger previously announced with Rabobank, N.A.  The adoption of the new accounting statement alone reduced earnings by approximately $429,000 after tax, or $0.02 per share.  Net income for the fourth quarter of 2005 was $9.4 million, or $0.41 per share.

For the full year 2006, net income was $35.3 million, or $1.55 per diluted share, compared to $37.5 million and $1.61 per share for 2005.  Adoption of SFAS No. 123(R) reduced 2006 earnings by approximately $1.7 million for the full year, or $0.07 per share.

Please refer to the Press Release dated January 25, 2007, attached hereto and made a part hereof.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 - Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
99	Press Release announcing fourth quarter earnings – dated January 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant:

MID-STATE BANCSHARES

Date: January 25, 2007	By:	/s/ James W. Lokey
James W. Lokey
President
Chief Executive Officer

	By:	/s/ James G. Stathos
James G. Stathos
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Page No.
99	Press Release announcing fourth quarter earnings – dated January 25, 2007	5